Exhibit 3.1(iv)

Dean Heller
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4295
(775) 684-6708

Filed #C4901-04
April 13, 2004

                        Articles of Merger
                    (Pursuant to NRS 92A.200)
                              Page 1

1) Name and jurisdiction of organization of each constituent entity (NRS
92A.200).

     Valley High Oil, Gas & Minerals, Inc.
        Name of merging entity

     Utah                               Corporation
         Jurisdiction                           Entity type

     Valley High Mining Company
        Name of Surviving entity

     Nevada                             Corporation
        Jursdiction                     Entity type

Dean Heller
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4295
(775) 684-6708

                        Articles of Merger
                    (Pursuant to NRS 92A.200)
                              Page 2

2) Forwarding address where copies of process may be sent by the Secretary of State of Nevada (if a foreign entity is the survivor in the merger - NRS 92A.190)


3)   (Choose one)

[X] The undersigned declares that a plan of merger has been adopted by each constituent entity (NRS 92A.200).
[ ]   The undersigned declares that a plan of merger has been adopted by the parent domestic entity (NRS 92A.180).

4) Owner's approval (NRS 92A.200) (options a, b, or c must be used, as applicable, for each entity)

     (a)  Owner's approval was not required from:

Dean Heller
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4295
(775) 684-6708

                        Articles of Merger
                    (Pursuant to NRS 92A.200)
                              Page 3

     (b)  The plan was approved by the required consent of the owners of:

               Valley High Oil, Gas & Minerals, Inc.

          and,

               Valley High Mining Company

Dean Heller
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4295
(775) 684-6708

                        Articles of Merger
                    (Pursuant to NRS 92A.200)
                              Page 4

     (c) Approval of plan of merger for Nevada non-profit corporation (NRS 92A.160):

               N/A

Dean Heller
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4295
(775) 684-6708

                        Articles of Merger
                    (Pursuant to NRS 92A.200)
                              Page 5

5) Amendments, if any, to the articles or certificate of the surviving entity.

          No amendments to articles of survivor, a Nevada corporation.

6)   Location of Plan of Merger (check a or b):

     X    (a)  The entire plan of merger is attached;

          (b) The entire plan of merger is on file at the registered office of the surviving corporation, limited-liability company or business trust, or at the records office address if a limited partnership, or other place of business of the surviving entity (NRA 92A.200).

7)   Effective date (optional): When Articles of Merger accepted by the
                           Nevada Secretary of State

Dean Heller
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4295
(775) 684-6708

                        Articles of Merger
                    (Pursuant to NRS 92A.200)
                              Page 6

8) Signatures - Must be signed by: An officer of each Nevada corporation; All general partners of each Nevada limited partnership; All general partners of each Nevada limited partnership; A manager of each Nevada limited-liability company with managers or all the members if there are no managers; A trustee of each Nevada business trust (NRS 92A.230)

          Valley High Oil, Gas & Minerals, Inc.
               Name of merging entity

          /s/John Michael Coombs, President 3/26/04
               Signature           Title      Date

          Valley High Mining Company
               Name of Surviving entity

          /s/John Michael Coombs, President 3/26/04
               Signature           Title      Date

                            Exhibit "A"

                   AGREEMENT AND PLAN OF MERGER

                                of

              VALLEY HIGH OIL, GAS & MINERALS, INC.
         (a Utah corporation and the parent corporation)

                          with and into

                    VALLEY HIGH MINING COMPANY
        (a Nevada corporation and wholly owned subsidiary)


          THIS AGREEMENT AND PLAN OF MERGER entered into this 12th day of March, 2004, by and between VALLEY HIGH OIL, GAS & MINING, INC., a Utah corporation ("VALLEY HIGH Utah"), and VALLEY HIGH MINING COMPANY, a Nevada corporation and wholly owned subsidiary of the former ("VALLEY HIGH Nevada").

                           WITNESSETH

          WHEREAS, VALLEY HIGH Utah is a corporation which is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has, and will have as of the Effective Time (hereinafter defined), authorized capital stock consisting of fifty million (50,000,000) shares of Common Capital Stock having a par value of $0.01 per share ("VALLEY HIGH Utah Common Stock"), of which, at present, 9,819,779 shares are issued and outstanding;

          WHEREAS, VALLEY HIGH Nevada is a recently formed corporation which is duly organized, validly existing and in good standing under of laws of the jurisdiction of its incorporation with one of same directors and officers as that of VALLEY HIGH Utah, and it has, and will have, as of the Effective Time (hereinafter defined), authorized capital stock consisting of fifty million (50,000,000) shares of Common Stock having a par value of $0.001 per share ("VALLEY HIGH Nevada Common Stock"), of which, at present, there are but one hundred (100) shares issued and outstanding, all of which are owned and held by VALLEY HIGH Utah, its parent corporation;

          WHEREAS, VALLEY HIGH Utah desires to change its domicile to the State of Nevada;

          WHEREAS, a change of domicile, form or identity of a corporation is considered a tax-free exchange under Section 368(a)(1)(F) of the Internal Revenue Code, as amended, and can be accomplished through a merger by and between a parent corporation and its subsidiary;

          WHEREAS, VALLEY HIGH Utah has caused VALLEY HIGH Nevada to be formed as its wholly owned subsidiary under the laws of the State of Nevada solely to effect such change of domicile, form or identity;

          WHEREAS, the laws of the State of Utah, specifically, Utah Code Ann. Section 16-10a-1104, allows a parent corporation to merge with and into its subsidiary and Utah Code Ann. Section 16-10a-1107 allows a domestic corporation to merge with and into a foreign corporation;

          WHEREAS, the laws of the State of Nevada, specifically, Nevada Revised Statutes (NRS) Section 78.451 through Section 78.466, allow a foreign parent corporation to merge with and into a domestic subsidiary corporation;

          WHEREAS, the laws of the State of Utah require approval of this type of merger transaction by a majority of the stockholders of VALLEY
HIGH Utah and whereas Utah law further requires giving dissenters' rights of appraisal in this instance; and

          WHEREAS, the Boards of Directors of VALLEY HIGH Utah and VALLEY
HIGH Nevada have adopted resolutions declaring advisable the proposed merger of VALLEY HIGH Utah into and with VALLEY HIGH Nevada upon the terms and conditions hereinafter set forth and WHEREAS the Boards of Directors of both VALLEY HIGH Utah and VALLEY HIGH Nevada have, by resolution, unanimously adopted and approved this Agreement and Plan of Merger and directed that it be submitted to each corporation's respective Shareholders, all in accordance with the applicable laws of the State of Utah as well as the State of Nevada,

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained and pursuant to applicable statutes, VALLEY HIGH Utah and VALLEY HIGH Nevada hereby agree that VALLEY HIGH Utah shall be merged with and into VALLEY HIGH Nevada and VALLEY HIGH Nevada shall be and become the "Surviving Corporation" in the manner herein provided, more specifically, as follows:

                           ARTICLE I
                           THE MERGER

     1.1 Merger. Subject to the conditions hereinafter set forth, at the Effective Time, as defined in Section 4.3 hereof, VALLEY HIGH Utah shall be merged with and into VALLEY HIGH Nevada, a wholly-owned subsidiary of the former, which shall be the surviving corporation, and VALLEY HIGH Nevada, at such time, shall merge VALLEY HIGH Utah with and into it. The corporate existence of VALLEY HIGH Nevada, with all its purposes, powers, and objects shall continue unaffected and unimpaired by the merger, and VALLEY
HIGH Nevada, as it shall be constituted after the Effective Time, will be and is herein called the "Surviving Corporation." The separate corporate existence of VALLEY HIGH Utah shall cease at the Effective Time, and thereupon VALLEY HIGH Utah and VALLEY HIGH Nevada shall be a single corporation which shall be VALLEY HIGH Nevada, and which shall be and continue as a Nevada corporation subject to and governed by the laws of the State of Nevada.

     1.2 Rights and Property of Surviving Corporation. From and after the Effective Time, VALLEY HIGH Nevada, as the Surviving Corporation, shall continue to possess all of the rights, privileges, powers, franchises and licenses and all of the interests in and to every type of property (real, personal and mixed) and choses in action possessed by VALLEY HIGH Nevada immediately prior to the Effective Time and without further act or deed shall succeed to and possess all of the rights, privileges, powers, franchises and licenses and all of the interests in and to every type of property (real, personal and mixed) and choses in action possessed by VALLEY HIGH Utah immediately prior to the Effective Time, in the same manner and to the same extent as if such rights, privileges, powers, franchises, licenses and interests were held or enjoyed by VALLEY HIGH Nevada immediately prior to the Effective Time.

     1.3 Liabilities and Obligations of Surviving Corporation. From and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, powers and franchises as well of a public as of a private nature, and be subject to all of the restrictions, disabilities and duties of VALLEY HIGH Utah; and all the rights, privileges, powers and franchises of VALLEY HIGH Utah, and all property, real, personal and mixed, and all debts due to VALLEY HIGH Utah on whatever account, as well for stock subscriptions as all other things in action or belonging to VALLEY HIGH Utah shall belong to and become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they were of VALLEY HIGH Utah, and the title to any real estate or other property vested by deed or otherwise in VALLEY HIGH Utah shall not revert or be in any way impaired by reason of this Plan; but all rights of creditors and all liens upon any property of VALLEY HIGH Utah shall be preserved unimpaired, and all debts, liabilities and duties of VALLEY
HIGH Utah shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it, subject, of course, to whatever defenses in law or equity VALLEY HIGH Utah has had or would have had. Specifically, but not by way of limitation, any action or proceeding whether civil, criminal or administrative, pending by or against VALLEY HIGH Utah, shall be prosecuted as if this Plan had not taken place, or the Surviving Corporation may be substituted in any such action or proceeding.

     From and after the Effective Time, VALLEY HIGH Nevada, as the Surviving Corporation, shall continue to be subject to all of the debts, liabilities, restrictions, disabilities and duties to which VALLEY HIGH Utah was subject immediately prior to the Effective Time and VALLEY HIGH Nevada shall otherwise be and become subject to all of the debts, liabilities, restrictions, disabilities and duties to which VALLEY HIGH Utah was subject immediately prior to the Effective Time in the same manner as if VALLEY HIGH Nevada had itself incurred them. All rights of creditors and liens or encumbrances of any kind upon any of the property of VALLEY HIGH Utah shall be preserved unimpaired and the same shall inhere in and become those of VALLEY HIGH Nevada (subject, of course, to whatever defenses in law or equity VALLEY HIGH Utah has had or would have had). The effect of the merger shall be that effect provided for in Utah Code Ann. Section 16-10a-1106 titled Effect of merger or share exchange, and NRS Section 92A.250 titled Effect of merger or exchange.

     All corporate acts, plans, policies, contracts, approvals and authorizations of VALLEY HIGH Utah and its stockholders, board of directors, committees, elected or appointed by the Board of Directors, officers and agents, which were valid and effective immediately prior to the Effective Time shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to VALLEY
HIGH Utah.

     1.4 Books and Records. The assets, liabilities, reserves and accounts of VALLEY HIGH Utah shall be recorded on the books of the Surviving Corporation at the amounts at which they, respectively, shall then be carried on the books of VALLEY HIGH Utah, subject to such adjustments or eliminations of intercompany items as may be appropriate in giving effect to the Plan.

     1.5 Rights of Shareholders. Shareholders of both corporations shall be afforded all rights, privileges and obligations contained within the Utah Revised Business Corporations Act and the Nevada Revised Statutes as such laws relate to a merger between a parent corporation and its subsidiary and when the subsidiary is to become the Survivor. Shareholders of both corporations shall also be afforded all rights, privileges and obligations contained within the Utah Revised Business Corporations Act and the Nevada Revised Statutes as such laws relate to a merger between a domestic corporation and its foreign subsidiary and when the subsidiary is to become the Survivor.

     1.6 Further Actions or Assurances. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignment, assurances in law or any other things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to any property or right of VALLEY HIGH Utah acquired or to be acquired by reason of, or as a result of, the merger, VALLEY HIGH Utah and its proper officers and directors will execute and deliver all such proper deeds, assignments and assurances required by law and do all things necessary and proper to vest, perfect or confirm title to such property or right in the Surviving Corporation and otherwise to carry out the intent and purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are and will be fully authorized in the name of VALLEY HIGH Utah or otherwise to take any and all such actions.

                           ARTICLE II
               ARTICLES OF INCORPORATION; BYLAWS;
                  BOARD OF DIRECTORS; OFFICERS

     2.1 Articles of Incorporation. The Articles of Incorporation of VALLEY HIGH Nevada as in effect at the Effective Time shall become the Articles of Incorporation of the Surviving Corporation until the same shall be amended as provided by law.

     2.2 Bylaws. The Bylaws of VALLEY HIGH Nevada as in effect at the Effective Time shall become the Bylaws of the Surviving Corporation until the same shall thereafter be altered, amended or repealed as provided by law.

     2.3 Directors and Officers. From and after the Effective Time, the directors and officers of VALLEY HIGH Nevada shall continue to serve as the directors and officers of the Surviving Corporation, each to serve until his or her respective successor shall have been duly elected and qualified. Its single director and officer is also a director and officer of VALLEY
HIGH Utah.

                          ARTICLE III
                      CONVERSION OF SHARES

     3.1 Conversion of Shares. Each thirty five (35) shares of Common Stock of VALLEY HIGH Utah outstanding immediately prior to the Effective Time shall thereupon automatically and without any further act on the part of the holders thereof, be converted and convertible, at the Effective Time, into and become one (1) share of VALLEY HIGH Nevada Common Stock. At the Effective Time, such shares so converted shall constitute all of the then issued and outstanding shares of Common Stock of the Surviving Corporation. Accordingly, at and upon the Effective Time, every stockholder of VALLEY HIGH Utah shall be entitled to one (1) share of VALLEY HIGH Nevada for each thirty five (35) shares of VALLEY HIGH Utah he or she owns, the result of which shall be, upon the Effective Time, that VALLEY HIGH Nevada shall have approximately 280,565 shares of common capital shares issued and outstanding or one-thirty-fifth as many shares issued and outstanding as had been issued and outstanding in VALLEY HIGH Utah immediately prior to the Effective Time. In the event that fractional shares are created by the conversion ratio, shares of VALLEY
HIGH Nevada to be issued shall be rounded up to the next nearest share.

     3.2 Exchange of Certificates. After the Effective Time, all holders of shares of VALLEY HIGH Utah Common Stock shall promptly surrender them to VALLEY HIGH Nevada's duly appointed transfer agent, Atlas Stock Transfer Corporation located at 5899 South State Street, Murray, Utah 84107, in such a manner as VALLEY HIGH Nevada shall legally require. Those shareholders submitting shares for transfer and registration shall be required to pay all charges therefor on his or her own. Upon receipt of said share certificate(s), VALLEY HIGH Nevada's transfer agent shall issue, in exchange therefor, a certificate or certificates for shares of VALLEY HIGH Nevada Common Stock representing the number of shares of such stock to which such holder shall be entitled as hereinabove set forth.

     3.3 Cancellation of Pre-Merger VALLEY HIGH Nevada Common Stock. At and after the Effective Time, the one hundred (100) shares of VALLEY
HIGH Nevada Common stock currently owned and held by VALLEY HIGH Utah by book entry will be canceled on VALLEY HIGH Nevada's books and records.

                           ARTICLE IV
                     CONSUMMATION OF MERGER

     4.1 Filing of Merger Documents. Subject to the terms and conditions hereof, as soon as practicable, VALLEY HIGH Nevada and VALLEY HIGH Utah shall execute and file all such certificates and other documents relating to the merger as are required to be filed under the laws of the States of Nevada and Utah to effectuate the merger and shall promptly take all such other action necessary to fully and completely effectuate the merger.

     4.2 Required Vote. The vote for approval of the principal terms of the merger contemplated by this Agreement shall be by unanimous vote of the holders of the issued and outstanding shares of stock of VALLEY HIGH Nevada. The Plan must also be adopted or approved by persons owning a majority of the shares of VALLEY HIGH Utah. Since VALLEY HIGH Utah owns all of the issued and outstanding shares of VALLEY HIGH Nevada, VALLEY HIGH Utah's Board of Directors will unanimously vote its VALLEY HIGH Nevada shares in favor of the Plan. Shareholders of VALLEY HIGH Utah shall be given such written notice of a shareholders' meeting or of written consents of a majority of its shareholders as required by law.

     4.3 Effective Time. The merger shall become effective at the time Articles of Merger are duly filed with, accepted and stamped by the Secretary of State of the State of Nevada, even though such Articles shall thereafter be filed with, accepted and stamped by the Division of Corporations of the State of Utah.

     4.4 Termination. Any party may terminate this Agreement at any time prior to the filing of the Articles of Merger with the Secretary of State of the State of Nevada, notwithstanding prior approval by the shareholders of either party.

     4.5 Modification of Amendment of Agreement. At any time prior to the Effective Time, the parties hereto may, by written agreement approved by their respective Boards of Directors, amend, modify or waive compliance with any of the conditions, covenants or provisions of this Agreement.

     4.6 Principal Offices After Consummation of the Merger. An office of the Surviving Corporation shall be maintained at the following: c/o John Michael Coombs, Esq., c/o MABEY & COOMBS, L.C., 3098 South Highland Drive, Suite 323, Salt Lake City, Utah 84106-6001, phone number (801) 467-2021, fax no. (801) 467-3256. The Surviving Corporation shall also maintain an office in the State of Nevada at the following: VALLEY HIGH MINING COMPANY, c/o State Agent and Transfer Syndicate, Inc., Attn: John A. "Jed" Block, 202 North Curry Street, Suite 100, Carson City, Nevada 89703-4121.

                           ARTICLE V
                         MISCELLANEOUS

     5.1 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, but all of which collectively shall constitute but one and the same instrument.

     5.2 Headings. The headings of the Articles and Sections of this Agreement are inserted for convenience of reference only and are not intended and shall not be considered for any purpose in construing this Agreement.

     5.3 Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the States of Nevada and Utah.

     5.4 Integration. This Agreement and Plan constitutes the complete agreement and understanding between the parties hereto and supersedes any prior or contemporaneous understandings of any kind or nature and may only be modified in a writing duly subscribed by both parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              VALLEY HIGH OIL, GAS & MINING, INC.,
                                   a Utah corporation



                              By/s/John Michael Coombs
                                 John Michael Coombs
                                 Its:  President
Attest:


/s/Dorothy C. Coombs
Dorothy C. Coombs
Its:  Secretary/Treasurer
                              VALLEY HIGH MINING COMPANY,
                                   a Nevada corporation



                              By/s/John Michael Coombs
                                 John Michael Coombs
                                 Its:  President and Chairman of the
                                    Board
Witness:


/s/